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Exhibit 4(o)

EXECUTION COPY

      AMENDMENT No. 9 entered into as of April 25, 2001 (this "Amendment"), to the Credit Agreement dated as of February 12, 1998 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among Magellan Health Services, Inc., a Delaware corporation (the "Parent Borrower"); Charter Behavioral Health System of New Mexico, Inc., a New Mexico corporation; Merit Behavioral Care Corporation, a Delaware corporation; each other wholly owned domestic subsidiary of the Parent Borrower that becomes a "Subsidiary Borrower" pursuant to Section 2.23 of the Credit Agreement (each, a "Subsidiary Borrower" and, collectively, the "Subsidiary Borrowers" (such term is used herein as modified in Article I of the Credit Agreement); the Parent Borrower and the Subsidiary Borrowers are collectively referred to herein as the "Borrowers"); the Lenders (as defined in Article I of the Credit Agreement); The Chase Manhattan Bank, a New York banking corporation, as administrative agent (in such capacity, the "Administrative Agent") for the Lenders, as collateral agent (in such capacity, the "Collateral Agent") for the Lenders and as an issuing bank (in such capacity, an "Issuing Bank"); First Union National Bank, a national banking corporation, as syndication agent (in such capacity, the "Syndication Agent") for the Lenders and as an issuing bank (in such capacity, an "Issuing Bank"); and Credit Lyonnais New York Branch, a licensed branch of a bank organized and existing under the laws of the Republic of France, as documentation agent (in such capacity, the "Documentation Agent") for the Lenders and as an issuing bank (in such capacity, an "Issuing Bank" and, together with The Chase Manhattan Bank and First Union National Bank, each in its capacity as an issuing bank, the "Issuing Banks").

    A.  The Lenders and the Issuing Banks have extended credit to the Borrowers, and have agreed to extend credit to the Borrowers, in each case pursuant to the terms and subject to the conditions set forth in the Credit Agreement.

    B.  The Parent Borrower intends to issue the 2001 Notes (as defined in the Credit Agreement, as amended by this Amendment) and has requested that the Required Lenders amend certain provisions of the Credit Agreement as set forth herein, and the Required Lenders are willing so to amend such provisions of the Credit Agreement, on the terms and subject to the conditions set forth in this Amendment.

    C.  Capitalized terms used but not defined herein have the meanings assigned to them in the Credit Agreement (as amended hereby).

    Accordingly, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:

    SECTION 1.  Amendments to Section 1.01.  (a) The definition of the term "Borrowing" in Section 1.01 of the Credit Agreement is hereby amended by (i) adding the text "(a)" immediately before the text "Loans of a single Class" in such definition and (ii) adding the text ", or (b) a Swingline Loan" at the end of such definition.

    (b) The definition of the term "Class" in Section 1.01 of the Credit Agreement is hereby amended by adding the text "Swingline Loans," immediately after the text "are Revolving Loans," in such definition.

    (c) The definition of the term "Consolidated Net Worth" in Section 1.01 of the Credit Agreement is hereby deleted.

    (d) The definition of the term "Excess Cash Flow" in Section 1.01 of the Credit Agreement is hereby amended by replacing all references to "Permitted Stock Repurchases or Dividends" in such definition with the text "Permitted Stock and Note Repurchases or Dividends".

    (e) The definition of the term "Interest Payment Date" in Section 1.01 of the Credit Agreement is hereby amended by (i) adding the text "(other than a Swingline Loan)" immediately after the text "with respect to any Loan" in such definition and (ii) adding the text ", and with respect to any Swingline Loan, the day that such Loan is required to be repaid" at the end of such definition.

    (f)  The definition of the term "Lenders" in Section 1.01 of the Credit Agreement is hereby amended by adding the following sentence at the end of such definition:

    Unless the context otherwise requires, the term "Lenders" includes the Swingline Lender.

    (g) The definition of the term "Loans" in Section 1.01 of the Credit Agreement is hereby amended by adding the text ", the Swingline Loans" immediately after the text "shall mean the Revolving Loans" in such definition.

    (h) The definition of the term "Permitted Acquisition" in Section 1.01 of the Credit Agreement is hereby amended by (i) deleting the comma immediately after the text "6.11" in clause (a)(i) of such definition and replacing it with the text "and", (ii) deleting the text "6.13 and 6.14," in clause (a)(i) of such definition, (iii) deleting the text "(x)" in clause (iii) of paragraph (e) of such definition, (iv) deleting the text ", and" immediately after the text "is greater than or equal to 4.00:1.00, $100,000,000" in clause (iii) of paragraph (e) of such definition and replacing it with a period and (v) deleting subclause (iii)(y) of paragraph (e) of such definition.

    (i)  The definition of the term "Permitted CBHS Investment" in Section 1.01 of the Credit Agreement is hereby amended by (i) deleting the comma immediately after the text "6.11" in clause (a)(i) of such definition and replacing it with the text "and" and (ii) deleting the text "6.13 and 6.14," in clause (a)(i) of such definition.

    (j)  The definition of the term "Permitted CBHS Lease Transaction" in Section 1.01 of the Credit Agreement is hereby amended by (i) deleting the comma immediately after the text "6.11" in paragraph (d) of such definition and replacing it with the text "and" and (ii) deleting the text "6.13 and 6.14," in paragraph (d) of such definition.

    (k) The definition of the term "Permitted Debt Repurchase" in Section 1.01 of the Credit Agreement is hereby amended by (i) deleting the comma immediately after the text "6.11" in clause (a)(i) of such definition and replacing it with the text "and" and (ii) deleting the text "6.13 and 6.14," in clause (a)(i) of such definition.

    (l)  The definition of the term "Permitted Non-Control Investment" in Section 1.01 of the Credit Agreement is hereby amended by (i) deleting the comma immediately after the text "6.11" in clause (a)(i) of such definition and replacing it with the text "and", (ii) deleting the text "6.13 and 6.14," in clause (a)(i) of such definition and (iii) replacing the text "$35,000,000" immediately following the text "outstanding at such time exceeds" in paragraph (d) of such definition with the text "$50,000,000".

    (m) The definition of the term "Permitted Non-Guarantor Transactions" in Section 1.01 of the Credit Agreement is hereby amended by (i) replacing the text "$35,000,000" immediately following the text "shall not exceed" in clause (v) of paragraph (d) of such definition with the text "$50,000,000", (ii) deleting the comma immediately after the text "6.11" in clause (v)(i) of paragraph (d) of such definition and replacing it with the text "and" and (iii) deleting the text "6.13 and 6.14," in clause (v)(i) of paragraph (d) of such definition.

    (n) The definition of the term "Permitted Post-Closing Crescent Transaction" in Section 1.01 of the Credit Agreement is hereby amended by (i) deleting the comma immediately after the text "6.11" in paragraph (c) of such definition and replacing it with the text "and" and (ii) deleting the text "6.13 and 6.14," in paragraph (c) of such definition.

    (o) The definition of the term "Permitted Stock Repurchases or Dividends" in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

    "Permitted Stock and Note Repurchases or Dividends" shall mean (a) any repurchase by the Parent Borrower of shares of its common stock, (b) any repurchase by the Parent Borrower of any stock option held by any director, officer or employee, and any amount paid by the Parent Borrower in respect of the cancelation or termination of any stock option, (c) any repurchase or redemption by the Parent Borrower of shares of non-voting capital stock issued by the Parent Borrower as part of a Specified Equity Issuance, the payment of accumulated and unpaid dividends and arrearages on such shares of non-voting capital stock to the extent that such dividends and arrearages become due and payable at the time of a repurchase or redemption permitted by this clause (c), or any payment made by the Parent Borrower in connection with the sale by the holder(s) of non-voting capital stock issued by the Parent Borrower as part of a Specified Equity Issuance, in each case (i) after March 5, 2002, (ii) only in the circumstances and to the extent required by the terms and conditions of the relevant Specified Equity Issuance and (iii) solely in accordance with the terms and conditions of the relevant Specified Equity Issuance, (d) any payment of a cash dividend on any capital stock issued pursuant to any Specified Equity Issuance, (e) any payment of dividends on any capital stock issued pursuant to any Specified Equity Issuance (i) in the form of (A) additional shares of such capital stock (or of other capital stock of the Parent Borrower issued pursuant to a Specified Equity Issuance or otherwise on terms that are not less favorable to the Lenders than the terms of such capital stock) or (B) shares of common stock of the Parent Borrower (such common stock to have the same terms as the common stock issued by the Parent Borrower as of the date hereof or terms that are not less favorable to the Lenders than the terms of such common stock) and (ii) in accordance with the terms of such capital stock issued pursuant to such Specified Equity Issuance or (f) any repurchase or redemption by the Parent Borrower of the Subordinated Notes, in each case described in clauses (a) through (f) above, so long as (A) after giving effect to such repurchase, redemption, cancelation, termination or payment, (1) the Parent Borrower shall be in compliance, on a pro forma basis, with all covenants set forth in this Agreement, including then effective covenants contained in Sections 6.10, 6.11 and 6.12, which shall be recomputed as at the last day of the most recently ended fiscal quarter (for which financial information has been delivered pursuant to Section 5.04) of the Parent Borrower as if such repurchase, redemption, cancelation, termination or payment had occurred on the first day of each relevant period for testing such compliance, and (2) on the date of such repurchase, redemption, cancelation, termination or payment and immediately after giving effect thereto, no Default or Event of Default shall exist, (B) the aggregate cash amount expended by the Parent Borrower in connection with all Permitted Stock and Note Repurchases or Dividends shall not exceed (y) during the term of this Agreement, in the case of all repurchases, redemptions and payments permitted by clause (c) of this definition, the sum of (I) the lesser of $18,500,000 and the aggregate cash consideration received by the Parent Borrower in respect of the issuance of non-voting capital stock as part of a Specified Equity Issuance to Persons other than the Preemptive Rights Holders, (II) the aggregate cash consideration received by the Parent Borrower in respect of the issuance of non-voting capital stock as part of a Specified Equity Issuance to the Preemptive Rights Holders solely pursuant to the exercise of their preemptive rights under the Preemptive Rights Agreement in respect of capital stock being issued to other Persons as a Specified Equity Issuance, (III) the aggregate cash consideration received by the Parent Borrower in respect of any Equity Issuance described in the first proviso to Section 2.13(d) and (IV) the aggregate amount set forth in the table below opposite the applicable Leverage Ratio as shown below, with such applicable Leverage Ratio calculated on a pro forma basis after giving effect to such repurchase, redemption, cancelation, termination or payment (including any Indebtedness incurred in connection therewith) and recomputed as of the last day of the most recently ended fiscal quarter of the Parent Borrower as if such payment had been made on the first day of the relevant period for calculating such Leverage Ratio, less the aggregate amount that has been expended pursuant to clause (a), (b), (d), (e) or (f) above (any payment made pursuant to this clause (IV) being an "additional payment") and (z) from May 31, 2001, through the term of this Agreement, in the case of all other Permitted Stock and Note Repurchases or Dividends as described in clauses (a), (b), (d), (e) or (f) above, (1) the aggregate amount set forth opposite the applicable Leverage Ratio as shown below, with such applicable Leverage Ratio calculated on a pro forma basis after giving effect to such repurchase, redemption, cancelation, termination or payment (including any Indebtedness incurred in connection therewith) and recomputed as of the last day of the most recently ended fiscal quarter of the Parent Borrower as if such payment had been made on the first day of the relevant period for calculating such Leverage Ratio, less (2) the aggregate amount that has been expended on additional payments from May 31, 2001

Leverage Ratio	Aggregate Amount
Greater than 4.00:1.00	$10,000,000
Greater than 3.50:1.00 but less than or equal to 4.00:1.00	$25,000,000
Greater than 3.00:1.00 but less than or equal to 3.50:1.00	$40,000,000
Less than or equal to 3.00:1.00	$60,000,000

provided that in the event that the Parent Borrower's Leverage Ratio increases to a level that causes the aggregate amount set forth above opposite the applicable Leverage Ratio to be less than the aggregate amount of repurchases, redemptions and payments made prior to such increase in the Leverage Ratio, (I) no Permitted Stock and Note Repurchases or Dividends as described in clauses (a), (b), (d), (e) or (f) above shall be permitted until such time as the Parent Borrower's Leverage Ratio decreases to a level that causes the applicable aggregate amount set forth above opposite the applicable Leverage Ratio to be greater than the aggregate amount of repurchases, redemptions and payments made prior to such decrease in the Leverage Ratio and (II) no Default shall exist solely as a result of such increase in the Leverage Ratio, and (C) after giving effect to any such repurchase, redemption, cancelation, termination or payment, the aggregate amount of cash and cash equivalents on the Parent Borrower's consolidated balance sheet plus the remaining available balance of the Total Revolving Credit Commitment shall be at least equal to (x) in the case of Permitted Stock and Note Repurchases or Dividends as described in clauses (a), (b), (d), (e) or (f) above, $50,000,000 or (y) in the case of Permitted Stock and Note Repurchases or Dividends as described in clause (c) above, $20,000,000. Notwithstanding anything to the contrary set forth in this definition, the issuance by the Parent Borrower of (a) common stock of the Parent Borrower (such common stock to have the same terms as the common stock issued by the Parent Borrower as of the date hereof or terms that are not less favorable to the Lenders than the terms of such common stock) or (b) non-redeemable participating preferred stock of the Parent Borrower (such preferred stock to be issued pursuant to the terms of a Specified Equity Issuance or on terms that are not less favorable to the Lenders than those provided in such Specified Equity Issuance), in each case in respect of accumulated and unpaid dividends and arrearages on capital stock issued pursuant to a Specified Equity Issuance when such capital stock is being converted to common stock or non-redeemable participating preferred stock of the Parent Borrower in accordance with the terms and conditions of the relevant Specified Equity Issuance, shall, to the extent that such common stock or non-redeemable participating preferred stock dividends are required under the terms and conditions of the relevant Specified Equity Issuance, constitute Permitted Stock and Note Repurchases or Dividends.

    (p) The definition of the term "Revolving Credit Exposure" in Section 1.01 of the Credit Agreement is hereby amended by adding the text ", plus the aggregate amount at such time of such Lender's Swingline Exposure" at the end of such definition.

    (q) The definition of the term "Specified Equity Issuance" in Section 1.01 of the Credit Agreement is hereby amended by replacing the text "Permitted Stock Repurchases or Dividends" at the end of such definition with the text "Permitted Stock and Note Repurchases or Dividends".

    (r) The definition of the term "Specified Joint Venture" in Section 1.01 of the Credit Agreement is hereby amended by adding the text "or any contractual obligation owed to such joint venture's customers" at the end of such definition.

    (s) The definition of the term "Specified Newly Formed Subsidiary" in Section 1.01 of the Credit Agreement is hereby amended by adding the text "or any contractual obligation owed to such Subsidiary's customers" at the end of such definition.

    (t)  Section 1.01 of the Credit Agreement is hereby amended by adding the defined terms "Permitted Senior Unsecured Indebtedness", "Swingline Exposure", "Swingline Lender", "Swingline Loan", "2001 Notes" and "2001 Notes Indenture" in the appropriate alphabetical order to read in their entirety as follows:

    "Permitted Senior Unsecured Indebtedness" shall mean, at any time, (a) the 2001 Notes and (b) any other unsecured Indebtedness of the Parent Borrower, provided for purposes of clause (b) that (i) the aggregate amount of scheduled principal payments in respect of such Indebtedness, without duplication, that can be due on a date that is on or prior to the Tranche C Maturity Date cannot exceed $25,000,000; (ii) such Indebtedness contains covenants (including financial and negative covenants) and events of default that are no more restrictive in any material respect than the analogous covenants and events of default contained in 2001 Notes Indenture; and (iii) on the date that any such Indebtedness is incurred and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing.

    "Swingline Exposure" shall mean, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Pro Rata Percentage of the total Swingline Exposure at such time.

    "Swingline Lender" shall mean The Chase Manhattan Bank, in its capacity as lender of Swingline Loans hereunder.

    "Swingline Loan" shall mean a Loan made pursuant to Section 2.24.

    "2001 Notes" shall mean the Parent Borrower's senior unsecured notes due November 15, 2007, issued on May 31, 2001, which notes shall not be guaranteed by any Subsidiary (and shall include any substantially identical senior unsecured notes of the Parent Borrower in the same aggregate principal amount issued in exchange therefor pursuant to a registered exchange offer or shelf registration statement in accordance with the 2001 Notes Indenture).

    "2001 Notes Indenture" shall mean the Indenture dated as of May 31, 2001, between the Parent Borrower and HSBC Bank USA, relating to the 2001 Notes, as the same may be amended and supplemented from time to time in accordance with the terms hereof and thereof.

    SECTION 2.  Amendments to Section 2.02(a).  Section 2.02(a) of the Credit Agreement is hereby amended by (a) adding the text "(other than a Swingline Loan)" immediately after the text "Each Loan" in the first sentence of such Section, (b) adding the text "Swingline Loans and" immediately after the text "Except for" in the second sentence of such section and (c) adding the following sentence at the end of such Section:

      Each Swingline Loan shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000.

    SECTION 3.  Amendment to Section 2.02(b).  Section 2.02(b) of the Credit Agreement is hereby amended by adding the following sentence at the end of such Section:

      Each Swingline Loan shall be an ABR Loan.

    SECTION 4.  Amendment to Section 2.03.  Section 2.03 of the Credit Agreement is hereby amended by adding the text "Swingline Loan or a" immediately after the text "other than a" in the first parenthetical in such Section.

    SECTION 5.  Amendments to Section 2.04(a).  Section 2.04(a) of the Credit Agreement is hereby amended by adding the following sentence to the end of such Section:

      The Borrowers, jointly and severally, unconditionally promise to pay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Credit Maturity Date and the maturity date for such Swingline Loan agreed to by the Swingline Lender and the applicable Borrower, which maturity date shall be a date not later than seven Business Days after such Swingline Loan is made.

    SECTION 6.  Amendment to Section 2.05(a).  Section 2.05(a) of the Credit Agreement is hereby amended by adding the following sentence at the end of such Section:

      For purposes of computing Commitment Fees, a Revolving Credit Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and L/C Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

    SECTION 7.  Amendment to Section 2.06(a).  Section 2.06(a) of the Credit Agreement is hereby amended by adding the text "(including each Swingline Loan)" immediately after the text "the Loans comprising each "BR Borrowing" in the first sentence of such Section.

    SECTION 8.  Amendment to Section 2.10.  Section 2.10 of the Credit Agreement is hereby amended by adding the following sentence at the end of such Section:

      This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

    SECTION 9.  Amendments to Section 2.11(a).  Section 2.11(a) of the Credit Agreement is hereby amended by (a) adding the text "(or, in the case of Swingline Borrowings, one)" immediately after the text "upon at least two" in such Section and (b) adding the text "(except that this proviso shall not apply to Swingline Borrowings)" at the end of such Section.

    SECTION 10.  Amendment to Section 2.13(a).  Section 2.13(a) of the Credit Agreement is hereby amended by adding the text "(or other date, as applicable, marking the end of the fiscal year of the applicable Borrower)" immediately after the text "September 30" in clause (i) of the proviso to such Section.

    SECTION 11.  Amendments to Section 2.13(b).  Section 2.13(b) of the Credit Agreement is hereby amended by (a) replacing the text "75%" in such Section with the text "the applicable percentage set forth opposite the applicable Leverage Ratio as shown below (such Leverage Ratio being calculated as of the last day of the most recently ended fiscal quarter)" and (b) adding the following table at the end of such Section:

Leverage Ratio	Applicable Percentage
Greater than 3.50:1.00	75%
Greater than 3.00:1.00 but less than or equal to 3.50:1.00	50%
Less than or equal to 3.00:1.00	25%

    SECTION 12.  Amendment to Section 2.13(c).  Section 2.13(c) of the Credit Agreement is hereby amended by adding the text "(or other date, as applicable, marking the end of the fiscal year of the applicable Borrower)" immediately after the text "September 30" in the proviso to such Section.

    SECTION 13.  Amendments to Section 2.13(d).  Section 2.13(d) of the Credit Agreement is hereby amended by (a) replacing the text "75%" in clause (iv) of such Section with the text "the applicable percentage set forth opposite the applicable Leverage Ratio as shown below (such Leverage Ratio being calculated as of the last day of the most recently ended fiscal quarter)", (b) adding the text "(or other date, as applicable, marking the end of the fiscal year of the applicable Borrower)" immediately after the text "September 30" in the second proviso to such Section, (c) replacing the text "Permitted Stock Repurchases or Dividends" at the end of the first proviso to such Section with the text "Permitted Stock and Note Repurchases or Dividends" and (d) adding the following table at the end of such Section:

Leverage Ratio	Applicable Percentage
Greater than 3.50:1.00	75%
Greater than 2.50:1.00 but less than or equal to 3.50:1.00	50%
Less than or equal to 2.50:1.00	25%

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  Exhibit 4(o)
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